                                  EXHIBIT 99.3

This Exhibit contains Immunex's audited consolidated balance sheets at December 31, 2001 and 2000 and audited consolidated statements of income, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 2001 and notes thereto and report of Independent Auditors, and Immunex's unaudited consolidated condensed balance sheets at March 31, 2002 and December 31, 2001 and unaudited consolidated condensed statements of income and cash flows for the three month period ended March 31, 2002 and 2001 and notes thereto.

                               IMMUNEX CORPORATION
                           Consolidated Balance Sheets
                 (In thousands, except share and per share data)

                                                                                                        December 31,
                                                                                                 --------------------------
                                                                                                     2001           2000
                                                                                                 -----------    -----------
Assets
Current assets:
    Cash and cash equivalents                                                                    $   198,777    $   552,767
    Short-term investments                                                                           659,037      1,052,043
    Accounts receivable--trade, net                                                                   85,005         89,864
    Accounts receivable--AHP                                                                          11,462          4,177
    Other receivables                                                                                 25,382         22,384
    Inventories                                                                                       34,440         19,371
    Prepaid expenses and other current assets                                                         23,118         15,675
                                                                                                 -----------    -----------
         Total current assets                                                                      1,037,221      1,756,281

Property, plant and equipment, net                                                                   200,429        174,049

Restricted cash and investments                                                                      765,000           --
Deposit to AHP on Rhode Island manufacturing facility                                                192,778           --
Property held for future development                                                                  45,565         33,382
Investments                                                                                           31,950         48,627
Intangible product rights and other, net                                                              22,365         27,034
                                                                                                 -----------    -----------
         Total assets                                                                            $ 2,295,308    $ 2,039,373
                                                                                                 ===========    ===========

Liabilities and Shareholders' Equity

Current liabilities:
    Accounts payable                                                                             $   106,967    $    93,905
    Accounts payable--AHP                                                                             84,345         75,119
    Accrued compensation and related items                                                            31,778         25,422
    Current portion of long-term obligations                                                              31             31
    Other current liabilities                                                                          7,743          5,964
                                                                                                 -----------    -----------
         Total current liabilities                                                                   230,864        200,441

Long-term obligations                                                                                    764            796

Commitments and contingencies

Shareholders' equity:
    Preferred stock, $.01 par value, 30,000,000 shares authorized,
        none outstanding                                                                                --             --
    Common stock, $.01 par value, 1,200,000,000 shares authorized, 545,294,346 and 540,856,394
      outstanding at December 31, 2001 and 2000, respectively                                      2,153,184      2,092,294
    Accumulated other comprehensive income                                                            25,372         30,681
    Accumulated deficit                                                                             (114,876)      (284,839)
                                                                                                 -----------    -----------
         Total shareholders' equity                                                                2,063,680      1,838,136
                                                                                                 -----------    -----------
         Total liabilities and shareholders' equity                                              $ 2,295,308    $ 2,039,373
                                                                                                 ===========    ===========

                             See accompanying notes.

                               IMMUNEX CORPORATION
                        Consolidated Statements of Income
                    (In thousands, except per share amounts)

                                                       Year ended December 31,
                                               -----------------------------------
                                                  2001         2000        1999
                                               ---------    ---------    ---------
Revenues:
    Product sales                              $ 959,586    $ 828,828    $ 519,287
    Royalty and contract revenue                  27,219       33,001       22,431
                                               ---------    ---------    ---------
                                                 986,805      861,829      541,718
Operating expenses:
    Cost of product sales                        256,123      243,144      159,269
    Research and development                     204,649      166,712      126,682
    Selling, general and administrative          422,999      344,383      216,714
    Merger-related costs                           5,619         --           --
                                               ---------    ---------    ---------
                                                 889,390      754,239      502,665
                                               ---------    ---------    ---------
Operating income                                  97,415      107,590       39,053
Other income (expense):
    Interest and other income, net               115,097       59,795       26,427
    Interest expense                                 (58)     (10,737)      (8,656)
                                               ---------    ---------    ---------
                                                 115,039       49,058       17,771
                                               ---------    ---------    ---------
Income before income taxes                       212,454      156,648       56,824
Provision for income taxes                        42,491        2,296       12,500
                                               ---------    ---------    ---------
Net income                                     $ 169,963    $ 154,352    $  44,324
                                               =========    =========    =========

Net income per common share:
    Basic                                      $    0.31    $    0.30    $    0.09
                                               =========    =========    =========
    Diluted                                    $    0.30    $    0.28    $    0.08
                                               =========    =========    =========

Number of shares used for per share amounts:
    Basic                                        542,900      506,847      489,390
                                               =========    =========    =========
    Diluted                                      569,077      549,250      529,974
                                               =========    =========    =========

                             See accompanying notes.

                               IMMUNEX CORPORATION
                 Consolidated Statements of Shareholders' Equity
                                 (In thousands)

                                                                                  Accumulated
                                                              Common Stock           Other                          Total
                                                      -------------------------  Comprehensive   Accumulated    Shareholders'
                                                         Shares        Amount        Income        Deficit         Equity
                                                      -----------   -----------   -----------    -----------    -----------
Balance, January 1, 1999                                  481,782   $   729,750   $     1,228    $  (483,515)   $   247,463
    Net income for the year ended December 31, 1999          --            --            --           44,324         44,324
    Change in fair value of investments,
      net                                                    --            --           1,491           --            1,491
                                                                                                                -----------
    Comprehensive income                                                                                             45,815
    Common stock issued to employees                        8,739        21,275          --             --           21,275
    Common stock issued to AHP                              3,498        40,777          --             --           40,777
                                                      -----------   -----------   -----------    -----------    -----------
Balance, December 31, 1999                                494,019       791,802         2,719       (439,191)       355,330
    Net income for the year ended December 31, 2000          --            --            --          154,352        154,352
    Change in fair value of investments,
      net                                                    --            --          27,962           --           27,962
                                                                                                                -----------
    Comprehensive income                                                                                            182,314
    Proceeds from the sale of common stock, net of
      offering costs of $2,393                             20,000       771,207          --             --          771,207
    Conversion of subordinated note by AHP, net            15,544       449,206          --             --          449,206
    Common stock issued to employees                       10,250        40,592          --             --           40,592
    Common stock issued to AHP                              1,043        28,859          --             --           28,859
    Capital contribution from AHP                            --          10,628          --             --           10,628
                                                      -----------   -----------   -----------    -----------    -----------
Balance, December 31, 2000                                540,856     2,092,294        30,681       (284,839)     1,838,136
    Net income for the year ended December 31, 2001          --            --            --          169,963        169,963
    Cumulative effect of adopting FAS 133                    --            --           7,641           --            7,641
    Change in fair value of forward contracts, net           --            --          (3,348)          --           (3,348)
    Change in fair value of investments,
      net                                                    --            --          (9,602)          --           (9,602)
                                                                                                                -----------
    Comprehensive income                                                                                            164,654
    Tax benefit from stock option
      exercises                                              --          38,554          --             --           38,554
    Common stock issued to employees                        4,438        22,336          --             --           22,336
                                                      -----------   -----------   -----------    -----------    -----------
Balance, December 31, 2001                                545,294   $ 2,153,184   $    25,372    $  (114,876)   $ 2,063,680
                                                      ===========   ===========   ===========    ===========    ===========

                             See accompanying notes.

                               IMMUNEX CORPORATION
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                                 Year ended December 31,
                                                                                       -----------------------------------------
                                                                                           2001           2000         1999
                                                                                       -----------    -----------    -----------
Operating activities:
   Net income                                                                          $   169,963    $   154,352    $    44,324
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                         31,110         21,781         20,081
      Deferred income tax provision                                                         38,554           --           12,051
      Gain on sale of product rights                                                       (16,000)          --             --
      Other                                                                                 (6,122)          --             (990)
      Cash flow impact of changes to:
         Accounts receivable                                                                (5,424)       (54,644)       (32,842)
         Inventories                                                                       (14,475)        (6,123)        11,296
         Prepaid expenses and other current assets                                          (3,150)        (9,236)        (1,713)
         Accounts payable, accrued compensation and other current liabilities               29,829         65,750         60,525
                                                                                       -----------    -----------    -----------
            Net cash provided by operating activities                                      224,285        171,880        112,732
Investing activities:
   Purchases of restricted cash and investments                                           (765,000)          --             --
   Deposit to AHP on Rhode Island manufacturing facility                                  (192,778)          --             --
   Purchases of property, plant and equipment                                              (65,011)       (80,675)       (35,563)
   Purchases of property held for future development                                       (13,413)       (27,509)          --
   Proceeds from sales of investments                                                    1,458,545      1,108,858         69,538
   Proceeds from maturities of investments                                                 156,116         34,085         38,305
   Purchases of investments                                                             (1,205,093)    (1,755,881)      (460,050)
   Proceeds from sale of product rights                                                     16,000           --             --
   Acquisition of rights to marketed products, net                                            --           (9,500)       (15,500)
   Other                                                                                      --             --               78
                                                                                       -----------    -----------    -----------
            Net cash used in investing activities                                         (610,634)      (730,622)      (403,192)
Financing activities:
   Proceeds from lease financing                                                            10,055           --             --
   Proceeds from common stock offering, net                                                   --          771,207           --
   Proceeds from common stock issued to employees                                           22,336         40,592         21,275
   Proceeds from common stock issued to AHP                                                   --           28,859         40,777
   Proceeds from capital contribution from AHP                                                --           10,628           --
   Proceeds from convertible subordinated note--AHP, net                                      --             --          449,000
   Other                                                                                       (32)          (547)        (3,422)
                                                                                       -----------    -----------    -----------
            Net cash provided by financing activities                                       32,359        850,739        507,630
                                                                                       -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents                                      (353,990)       291,997        217,170
Cash and cash equivalents, beginning of period                                             552,767        260,770         43,600
                                                                                       -----------    -----------    -----------
Cash and cash equivalents, end of period                                               $   198,777    $   552,767    $   260,770
                                                                                       ===========    ===========    ===========

                             See accompanying notes.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 1. Organization
--------------------

     We are a leading biopharmaceutical company dedicated to developing immune system science to protect human health. Applying our scientific expertise in the fields of immunology, cytokine biology, vascular biology, antibody-based therapeutics and small molecule research, we work to discover new targets and new therapeutics for treating rheumatoid arthritis, asthma and other inflammatory diseases, as well as cancer and cardiovascular diseases.

     We operate in a highly regulated and competitive environment. Our business is regulated primarily by the FDA. The FDA regulates the products we sell, our manufacturing processes and our promotional activities. Obtaining approval for a new therapeutic product is never certain, generally takes many years and is very costly. Competition in researching, developing and marketing biotechnology and pharmaceutical products is intense. Any of the technologies covering our existing products or products under development could become obsolete or diminished in value by discoveries and developments of other organizations.

     Our market for pharmaceutical products is primarily the United States. Our sales are primarily to pharmaceutical wholesalers. During 2001, approximately 70% of our product sales were made to three of these wholesalers and approximately 79% of our product sales were from the sale of Enbrel.

     In June 1993, we merged with a subsidiary of American Cyanamid Company, or Cyanamid. In November 1994, American Home Products, or AHP, acquired all of Cyanamid's outstanding shares of common stock. Thus, AHP became the owner of Cyanamid's then approximate 54% interest in our common stock. In November 2000, AHP sold 60,500,000 shares of our common stock in a public offering. As a result, AHP now holds an approximate 41% interest in us. We have also entered into additional agreements with AHP (see Note 11). All references to AHP include AHP and its various affiliates, divisions and subsidiaries, including Cyanamid.

     On December 17, 2001, we announced that we had entered into an Agreement and Plan of Merger with Amgen Inc. (see Note 15).

Note 2. Basis of Presentation and Summary of Significant Accounting Policies
----------------------------------------------------------------------------

Use of Estimates

    The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. In preparing the financial statements, management must make estimates and assumptions that affect reported amounts and disclosures.

Principles of consolidation

    The consolidated financial statements include our accounts and those of our wholly-owned subsidiary, Immunex Manufacturing Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash equivalents

    Cash equivalents include items almost as liquid as cash, such as demand deposits or debt securities with maturity periods of 90 days or less when purchased. Our cash equivalents are carried at fair market value.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 2. Basis of Presentation and Summary of Significant Accounting Policies,
-----------------------------------------------------------------------------
continued
---------

Investments

     Marketable equity securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, based on current market rates, with the unrealized gains and losses being reported as a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses are included in other income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. We review our investments on a regular basis for impairment. Securities trading below their original costs for a period of time considered "other than temporary" are written down to current fair value.

     Our investments in debt securities, excluding the $765,000,000 in restricted cash and investments (see Note 5), are available for use in our current operations and have been classified as short-term investments. Our equity securities are intended to be a long-term investment.

Inventories

     Inventories are stated at the lower of cost, using a weighted-average method, or market. The components of inventories are as follows (in thousands):

                                                         2001       2000
                                                       -------    -------
              Raw materials                             $4,133     $4,779
              Work in process                           24,602     11,987
              Finished goods                             5,705      2,605
                                                       -------    -------
              Total inventories                        $34,440    $19,371
                                                       =======    =======

Depreciation and amortization

    The cost of buildings and equipment is depreciated evenly over the estimated useful lives of the assets, which range from three to 31.5 years. Leasehold improvements are amortized evenly over either their estimated useful life, or the term of the lease, whichever is shorter.

Property held for future development

    We have purchased land and buildings adjacent to the location of our new research and technology center in Seattle, Washington. The property will be held to accommodate future growth. We also own some property intended for the possible future expansion of our manufacturing facilities. These properties are recorded at cost.

Intangible product rights

    Intangible product rights and other intangible assets are amortized evenly over their estimated useful lives, ranging from five to 15 years. Accumulated amortization totaled $16,556,000 at December 31, 2001 and $13,085,000 at December 31, 2000.

Derivatives and Hedging Activities

    Effective January 1, 2001, we adopted Statement of Financial Accounting Standard, or SFAS, 133 (Accounting for Derivative and Hedging Activities) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 2. Basis of Presentation and Summary of Significant Accounting Policies,
-----------------------------------------------------------------------------
continued
---------

activities. SFAS 133, as amended, requires the recognition of all derivative instruments as either assets or liabilities in the balance sheet at fair value. The adoption of SFAS 133 impacts our accounting for certain forward exchange contracts related to hedging cash outflows on future purchases of Enbrel.

    We have entered into forward foreign currency contracts to reduce the impact of future currency rate fluctuations related to those purchase commitments for Enbrel that are denominated in Euros. The forward contracts have been designated as cash-flow hedges and, as of December 31, 2001, were considered highly effective. The ineffective portion of these hedges was not material during 2001. We do not enter into any forward contracts for trading purposes. If it became probable that the cash outflow related to a purchase of inventory would not occur, we would be required to reclassify gains or losses from the unused portion of the contract from other comprehensive income to other income or expense in the statements of income. The unrealized gain from our forward exchange contracts of approximately $4,293,000 at December 31, 2001 (which consists of $7,641,000 of unrealized gains upon adoption of SFAS 133, realized gains of approximately $2,229,000 and unrealized losses of $1,119,000 experienced during 2001) is included in other current assets and accumulated other comprehensive income. Gains and losses included in other comprehensive income are reclassified to earnings when the hedged item is recognized in earnings.

Revenues

    Product sales are recognized when product is shipped to our customers. Our sales are made FOB shipping point and we believe that collectibility is reasonably assured at the time of shipment. Product sales are recorded net of reserves for estimated chargebacks, returns, discounts, Medicaid rebates and administrative fees. We maintain reserves based on historical results that we believe are sufficient to cover estimated future requirements. Allowances for discounts, returns and bad debts, which are netted against accounts receivable, totaled $25,529,000 at December 31, 2001 and $26,323,000 at December 31, 2000.
Reserves for chargebacks, Medicaid rebates and administrative fees are included in accounts payable and totaled $18,601,000 at December 31, 2001 and $18,056,000 at December 31, 2000. Shipping and handling costs are included in cost of product sales and are not significant.

    Revenues earned under royalty, licensing and other contractual agreements are recognized based upon required performance under the terms of the underlying agreements. Royalties from licensees are received quarterly or semi-annually in arrears, based on third-party product sales and are recognized based on the period in which the underlying products are sold. If we are unable to reasonably estimate royalty income under a particular agreement, we will recognize revenue when actual amounts are known. License fees, milestones and other contract fees for which no further performance obligations exist, and there is no continuing involvement by us, are recognized on the earlier of when the payments are received or when collection is assured. If there is an ongoing service or performance requirement, or payments are dependent upon a future contingency, revenue is deferred and recognized over the applicable service period or when the contingency is resolved.

Advertising Costs

    The costs of advertising are expensed as incurred. We incurred advertising costs of $5,098,000 in 2001, $4,163,000 in 2000 and $2,843,000 in 1999.

Net income per common share

    Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated using the weighted average number of common

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 2. Basis of Presentation and Summary of Significant Accounting Policies,
-----------------------------------------------------------------------------
continued
---------

shares outstanding plus the weighted average dilutive effect of outstanding stock options using the "treasury stock" method and the weighted average effect of convertible debt, if dilutive.

Reclassifications

    For comparison purposes, prior-year amounts in the consolidated financial statements have been reclassified to conform to current-year presentations.

Impact of Recently Issued Accounting Standards

    During June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS 141 (Business Combinations) and SFAS 142 (Goodwill and Other Intangible Assets). SFAS 141 requires all business combinations initiated after June 30, 2001 be accounted for under the purchase method and that certain acquired intangible assets in a business combination be recognized as assets separate from goodwill. SFAS 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill be amortized over their useful lives. The provisions of SFAS 142 will be effective for January 1, 2002. Currently, we expect that the adoption of these standards will not have a significant impact on our financial position, cash flows or results of operations.

    During June 2001, the FASB issued SFAS 143 (Accounting for Asset Retirement Obligations) which will be effective on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We are currently evaluating this statement and do not anticipate the adoption of SFAS 143 will have a material impact on our financial position, cash flows or results of operations.

    During August 2001, the FASB issued SFAS 144 (Accounting for the Impairment or Disposal of Long-Lived Assets) which is effective for the Company on January 1, 2002. This Statement supersedes FASB Statement 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of) and other related accounting guidance. We are currently evaluating this statement and do not anticipate the adoption of SFAS 144 will have a material impact on our financial position, cash flows or results of operations.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 3. Investments
-------------------

    Information about our investments follows (in thousands):

                                                                               Gross        Gross
                                                               Amortized   Unrealized    Unrealized
December 31, 2001                                Fair Value      Cost         Gains        Losses
                                                 ----------   ----------   ----------    ----------
    Money market, commercial paper and other    $  831,157   $  824,459   $    7,706    $   (1,008)
    Corporate debt securities                      275,732      274,664        4,216        (3,148)
    U.S. government and agency obligations         366,373      358,486        8,417          (530)
    Corporate equity securities                     31,950       26,525        7,639        (2,214)
                                                ----------   ----------   ----------    ----------
                                                $1,505,212   $1,484,134   $   27,978    $   (6,900)
                                                ==========   ==========   ==========    ==========

December 31, 2000
    Money market, commercial paper and other    $  137,411   $  137,397   $       16    $       (2)
    Corporate debt securities                      667,572      660,583        9,089        (2,100)
    U.S. government and agency obligations         777,101      770,055        7,072           (26)
    Corporate equity securities                     48,627       31,995       22,453        (5,821)
                                                ----------   ----------   ----------    ----------
                                                $1,630,711   $1,600,030   $   38,630    $   (7,949)
                                                ==========   ==========   ==========    ==========


                                                      2001         2000
                                                   ----------   ----------
Classification in the balance sheet:
    Cash and cash equivalents                      $   49,225   $  530,041
    Short-term investments                            659,037    1,052,043
    Restricted cash and investments                   765,000         --
    Investments                                        31,950       48,627
                                                   ----------   ----------
                                                   $1,505,212   $1,630,711
                                                   ==========   ==========

    The following table summarizes contractual maturity information for securities with known maturity dates at December 31, 2001 (in thousands):

                                                                 Amortized
                                                    Fair Value     Cost
                                                    ----------  ----------
     Less than one year                              $ 652,048   $ 648,838
     Due in 1-5 years                                  604,584     593,772
     Due after 5 years                                 216,630     214,999
                                                    ----------  ----------
         Total                                      $1,473,262  $1,457,609
                                                    ==========  ==========

    Realized gains were $16,304,000 for 2001 and $6,438,000 for 2000. Realized losses were $6,816,000 for 2001 and $2,158,000 for 2000. There were no material realized gains or losses for 1999.

    We review our investments on a regular basis for impairment. Securities trading below their original costs for a period of time considered "other than temporary" are written down to current fair value. During 2001, we wrote down approximately $1,976,000 of securities meeting this criteria. There were no securities written down in 2000 and 1999.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 4. Property, Plant and Equipment
-------------------------------------

    The major categories of property, plant and equipment, at historical cost, consist of the following (in thousands):

                                                    2001         2000
                                                 ---------    ---------
Land                                             $  18,273    $  17,874
Buildings and improvements                         104,935      103,188
Equipment                                          147,540      108,886
Leasehold improvements                              46,960       39,971
                                                 ---------    ---------
                                                   317,708      269,919
Less accumulated depreciation and amortization    (117,279)     (95,870)
                                                 ---------    ---------
Property, plant and equipment, net               $ 200,429    $ 174,049
                                                 =========    =========

Note 5. Helix Project
---------------------

    In March 2001, we entered into a seven and one-half year lease to finance construction of our new research and technology center in Seattle, Washington, known as the Helix Project. The total cost of the project, including financing costs, is expected to be up to $750,000,000. As part of the lease transaction, we are required to restrict as collateral, cash or investment securities worth $765,000,000 during the construction of the project and 102% of the funds borrowed by the lessor thereafter. The restricted investments consist primarily of money market investments with maturities of one-year or less and are carried at fair value. These investments are held in our name, are restricted as to their withdrawal and are classified as non-current on our balance sheet. The lease is classified as an operating lease for financial reporting purposes, which means that the cost of the facility and related financing obligation are not reflected on our balance sheet.

    The construction costs of the Helix Project are paid by the lessor, who is the borrower under a loan that is funded using the proceeds of commercial paper. In order to support the placement of the commercial paper, a syndicate of banks has agreed to provide a back-up credit facility that is subject to an annual renewal commitment. If all or some of the banks elect not to renew their commitment under this back-up credit facility, they would be required to provide a bank loan for the duration of the lease term in an amount equal to the size of their commitment under the back-up credit facility. However, the rates on such bank loan may not be as favorable as the rates obtained using commercial paper for financing. In addition, we may, at any time during the term of the lease, purchase the facility for the amount of cumulative financed project costs incurred. At the end of the lease term, if we elect not to renew the lease or do not exercise our option to purchase the facility, we have guaranteed to pay any loss incurred by the lessor upon the sale of the facility for amounts up to 89.5% of the project costs.

    Under the terms of the agreement, we are required to maintain certain financial ratios and meet other covenants regarding the conduct of our business. If we were to violate any of these covenants and were unable to restructure the financing or obtain a waiver, we could be obligated to pay the lessor the cumulative financed project costs at such time. Our proposed merger with Amgen (see Note 15) would violate one of these covenants. We expect to review this financing arrangement in light of the merger and the anticipated needs of the combined company. We may be able to renegotiate the relevant terms of the covenants or obtain a waiver if it was in the best interest of the combined company.

    At December 31, 2001, the construction costs incurred and amount financed totaled approximately $106,000,000 and is expected to total $750,000,000 at completion of the project. Lease payments begin upon completion of the facility, which is expected to be no later than September 2003, and are variable throughout the lease term based on a LIBOR rate (see Note 12).

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 6. Long-Term Obligations
-----------------------------

    Long term obligations totaled $764,000 at December 31, 2001 and $796,000 at December 31, 2000. Our current portion of long term obligations totaled $31,000 at December 31, 2001 and 2000. We had no interest-bearing debt in 2001. We had no interest-bearing debt in 2000 or 1999, other than the convertible note held by AHP. The balance sheet carrying value for all of our financial instruments approximates fair value based on their short-term nature.

    In May 1999, we issued a seven-year, 3% convertible subordinated note to AHP. On October 31, 2000, AHP converted the principal amount of the $450 million note into 15,544,041 shares of our common stock. The note, which was due in 2006, was converted into newly issued shares at a price of $28.95 a share. Interest paid on the note totaled $13,500,000 in 2000 and $6,038,000 in 1999.

Note 7. Shareholders' Equity
----------------------------

Stock options

    We may grant stock options, both incentive and non qualified, to any employee, including officers, under the 1993 stock option plan and the 1999 stock option plan. There were a total of 74,703,204 and 36,000,000 shares of common stock authorized for issuance under the 1993 stock option plan and the 1999 stock option plan, respectively. Options are granted to current employees by a committee of our Board of Directors. Under both plans, options are not granted with exercise prices less than the fair market value of our common stock at the date of grant. Each outstanding option has a term of 10 years from the date of grant and becomes exercisable at a rate of 20% per year beginning one year from the date of grant, with the exception of certain grants issued in 2001 which vest 60% beginning three years from the date of grant and vest 20% in the fourth and fifth year from the date of grant.

    We also have a stock option plan with 1,200,000 shares of common stock reserved for issuance to nonemployee directors that provides each such director an initial grant of an option to purchase 10,000 shares of common stock and an annual grant of 5,000 shares thereafter. The annual grant is subject to proportionate adjustment for any stock split that occurs within 90 days before the annual grant. Each option is granted with an exercise price equal to fair market value of our common stock on the date of grant. Each outstanding option has a term of 10 years from the date of grant and becomes exercisable at a rate of 20% per year beginning one year from the date of grant.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 7. Shareholders' Equity, continued
---------------------------------------

    We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and have adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Stock options are granted with an exercise price equal to the fair market value of the stock on the date of grant and, accordingly, we do not record compensation expense for stock option grants. The following table summarizes results as if we had recorded compensation expense for the option grants (in thousands, except per share amounts):

                                                                           2001       2000       1999
                                                                         --------   --------    -------
     Net income--as reported                                             $169,963   $154,352    $44,324
     Net income--pro forma                                                104,476     70,189      7,003

     Net income per common share, basic--as reported                     $  0.31    $   0.30    $  0.09
     Net income per common share, basic--pro forma                       $  0.19    $   0.14    $  0.01

     Net income per common share, diluted--as reported reported          $  0.30    $   0.28    $  0.08
     Net income per common share, diluted--pro forma                     $  0.18    $   0.13    $  0.01

    The estimated fair value of options granted in 2001 was $14.96, compared to $39.39 in 2000 and $8.17 in 1999 which were calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                           2001          2000           1999
                                         ---------     ---------      --------
     Expected life in years                  6             6              6
     Risk-free interest rate             3.8%-5.3%     5.0%-6.8%      5.1%-6.5%
     Volatility                             79%           72%            74%
     Dividend yield                         --            --             --

    Information with respect to our stock option plans is as follows:

                                                  Shares Subject    Exercise    Weighted Average
                                                    to Option     Price Range    Exercise Price
                                                   -----------    -----------    ---------
Options outstanding balance at January 1, 1999      47,823,888      0.98-6.40    $    3.04

    Granted                                         17,762,700    11.48-19.52        11.87
    Exercised                                       (8,670,207)     0.98-6.40         2.31
    Canceled                                        (1,337,502)    0.98-19.52         5.97
                                                   -----------
Options outstanding balance at December 31, 1999    55,578,879    $0.98-19.52    $    5.90

    Options exercisable                             13,472,337                        2.38

    Granted                                          6,828,120    25.88-64.73        62.10
    Exercised                                      (10,081,844)    0.98-19.52         3.64
    Canceled                                          (739,901)    1.32-64.73        15.62
                                                   -----------
Options outstanding balance at December 31, 2000    51,585,254    $1.02-64.73    $   13.63

Options exercisable                                 15,032,211                        4.14

    Granted                                          6,804,030    13.25-37.31        21.51
    Exercised                                       (4,198,840)    1.04-19.52         4.56
    Canceled                                        (3,388,418)    1.19-64.73        22.83
                                                   -----------
Options outstanding balance at December 31, 2001    50,802,026    $1.02-64.73    $   14.82
                                                   ===========
    Options exercisable                             23,145,236                        7.86

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 7. Shareholders' Equity, continued
---------------------------------------

    Shares available for future grant totaled 33,104,815 at December 31, 2001 and 36,520,427 at December 31, 2000.

    The following table summarizes information about stock options outstanding at December 31, 2001:

                                                Outstanding
                                              ----------------                                         Exercisable
                                              Weighted Average           Weighted             ----------------------------------
    Range of                                      Remaining               Average                                Weighted Average
Exercise Prices          Options              Contractual Life          Exercise Price           Options          Exercise Price
---------------        ----------             ----------------          --------------        ----------          --------------
$  1.02 - 1.46          6,167,378                4 years                  $1.29                6,167,378             $ 1.29
   2.02 - 3.48          7,000,263                5 years                   2.09                5,085,543               2.11
   5.19 - 5.72         10,402,375                6 years                   5.26                5,110,855               5.25
  6.40 - 13.25         16,178,562                7 years                  11.41                5,233,600              10.77
 14.14 - 25.88          2,283,855                9 years                  16.84                  367,015              17.46
 26.26 - 64.73          8,769,593                8 years                  51.61                1,180,845              62.36
                       ----------                                                             ----------
$ 1.02 - 64.73         50,802,026                                        $14.82               23,145,236             $ 7.86
                       ==========                                                             ==========

Employee Stock Purchase Plan

    In April 1999, we introduced an employee stock purchase plan under which 3,000,000 shares of common stock were reserved for issuance. Eligible employees may purchase a limited number of shares of our common stock at 85% of the market value at plan-defined dates. Employees purchased 239,459 shares for $3,160,000 in 2001 and 165,060 shares for $3,937,000 in 2000 under this plan.

Shares reserved for future issuance

    At December 31, 2001, we have reserved shares of common stock for future issuances as follows:

     Outstanding stock options                                50,802,026
     Stock options available for future grant                 33,104,815
     Employee stock purchase plan                              2,529,801
                                                             -----------
                                                              86,436,642
                                                             ===========

Note 8. Sale of Product Rights
------------------------------

    On June 30, 2001, we sold our rights to the pharmaceutical products Amicar, methotrexate sodium injectable, leucovorin calcium and Levoprome to Xanodyne. The sale resulted in a gain of $16,000,000, which was included in other income. We also agreed to sell to Xanodyne, at cost, our remaining inventory for these products on hand as of June 30, 2001. As a result, we did not recognize any material revenues or expenses related to these products subsequent to June 30, 2001.

                               IMMUNEX CORPORATION


                   Notes to Consolidated Financial Statements


Note 9. Income Taxes
--------------------

    Significant components of the provision for income taxes are as follows (in thousands):

                                           2001            2000            1999
                                         -------         -------         -------
Current taxes
    Federal                              $ 3,350         $  --           $  --
    State                                    587           2,296             449
                                         -------         -------         -------
                                         $ 3,937         $ 2,296         $   449
Deferred taxes
    Federal                              $38,554         $  --           $12,051
                                         -------         -------         -------
                                         $42,491         $ 2,296         $12,500
                                         =======         =======         =======

    During 2001 and 2000, federal tax expense, for financial reporting purposes, was offset by utilizing research and experimentation credits. Also, during 2001 we utilized stock option deductions and NOL carryforwards attributable to stock option deductions to offset $119,617,000 of taxable income, resulting in a tax benefit of $38,554,000 which has been recorded as a deferred tax provision and as an increase to equity. During 2000 and 1999 we utilized all of our NOL carryforwards that had been generated through operations. During 1999, a portion of the benefit from utilizing our NOL carryforwards was used to reduce the recorded value of goodwill and certain intangible product rights by $12,051,000. We paid income taxes totaling $4,317,000 in 2001, $1,681,000 in 2000 and $383,000 in 1999.


     Reconciliation of the U.S. federal statutory tax rate to our effective tax rate is as follows:

                                                        2001     2000     1999
                                                       ------   ------   ------
U.S. federal statutory tax rate                         35.0%    35.0%    35.0%
Utilization of NOL carryforwards                         --     (34.6)   (15.1)
Utilization of research and experimentation credits    (16.5)    (0.7)     --
Non deductible merger related costs                      0.9      --       --
Non deductible amortization of goodwill                  --       --       0.5
State taxes (net of federal tax benefit)                 0.2      1.5      0.8
Other                                                    0.4      0.3      0.9
                                                       -----    -----    -----
    Effective tax rate                                  20.0%     1.5%    22.1%
                                                       =====    =====    =====

                               IMMUNEX CORPORATION


                   Notes to Consolidated Financial Statements


Note 9. Income Taxes, continued
-------------------------------

    Significant components of deferred tax assets and liabilities at December 31 are as follows (in thousands):

                                                     2001         2000
                                                  ---------    ---------
Deferred tax assets:
    Net operating loss carryforwards              $ 191,697    $ 207,608
    Research and experimentation credits               --         34,493
    In-process research and development               6,299        4,997
    Accounts receivable allowances                    9,446        9,213
    Accrued liabilities                               9,624        8,358
    Other                                             8,640        3,300
                                                  ---------    ---------
         Total deferred tax assets                  225,706      267,969
    Valuation allowance for deferred tax assets    (214,804)    (255,557)
                                                  ---------    ---------
         Net deferred tax assets                     10,902       12,412
Deferred tax liabilities:
    Tax over book depreciation                        1,461        1,294
    Other                                             9,441       11,118
         Total deferred tax liabilities              10,902       12,412
                                                  ---------    ---------
                                                  $    --      $    --
                                                  =========    =========

    Our deferred tax assets consist primarily of the benefit resulting from unused NOL carryforwards. The amount of the NOL carryforwards are approximately $532,491,000 at December 31, 2001. The NOL carryforwards expire from 2002 through 2020. The remaining NOL carryforwards are attributable to stock option deductions and will be recorded as a reduction in federal income tax for tax purposes, but will not be used to reduce federal tax expense for financial reporting purposes. In the future, for financial reporting purposes, the benefit of all remaining NOL carryforwards will be recorded as an increase to equity when realized.

    Our ability to generate sufficient future taxable income for tax purposes in order to realize the benefits of our net deferred tax assets is uncertain primarily as a result of potential future stock option deductions. Therefore, a reserve of $214,804,000 and $255,557,000 has been recorded for financial reporting purposes at December 31, 2001 and 2000. This represents a decrease in the reserve of approximately $40,753,000 during 2001 and an increase of $115,837,000 during 2000.

Note 10. Employee Benefits
--------------------------

    As a retirement plan, we offer a defined contribution plan covering regularly scheduled full-time, part-time and temporary employees. The plan is a salary deferral arrangement pursuant to Internal Revenue Code section 401(k) and is subject to the provisions of the Employee Retirement Income Security Act of 1974. We match 100% of the first 2% of an employee's deferred salary and 50% of the next 4% of an employee's deferred salary. Employees with five or more years of service receive a match of 100% of the first 2% of deferred salary and 75% of the next 4% of deferred salary. We recorded compensation expense resulting from matching contributions to the plan of $4,224,000 in 2001, $2,970,000 in 2000 and $2,860,000 in 1999.

Note 11. Transactions with AHP
------------------------------

    On June 1, 1993, our predecessor corporation merged with a subsidiary of Cyanamid. In late 1994, all of the outstanding shares of common stock of Cyanamid were acquired by AHP. AHP and certain of its subsidiaries

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 11. Transactions with AHP, continued
-----------------------------------------

and affiliates have assumed the rights and obligations of Cyanamid under various agreements entered into at the time of the merger. In addition, we have entered into additional agreements with AHP. At December 31, 2001, AHP holds an approximate 41% interest in us. Significant transactions under these agreements are discussed in the paragraphs below.

Enbrel promotion agreement

    In 1997, we entered into an Enbrel promotion agreement with AHP. Under the terms of the Enbrel promotion agreement, Enbrel is being promoted in the United States and Canada by the sales and marketing organization of Wyeth-Ayerst Laboratories, a division of AHP. We distribute a portion of the gross profits to AHP from U.S. and Canadian sales of Enbrel and reimburse AHP for a portion of the selling, marketing, distribution and other costs incurred in the United States and Canada for sales of Enbrel. Under the Enbrel promotion agreement, prior to and for two years following the launch of Enbrel, AHP paid a majority of these expenses. Beginning in November 2000, we and AHP began sharing these costs equally in the United States. Our obligation for such expenses, including AHP's share of gross profits from Enbrel, totaled $281,993,000 in 2001, $222,472,000 in 2000 and $120,276,000 in 1999 and have been recorded as selling, general and administrative expenses. In addition, under the Enbrel promotion agreement, we earned revenues of $736,000 in 2001, $25,000,000 in 2000 and $10,000,000 in 1999 which has been recorded as contract revenue.

    Enbrel was approved for use in Canada in December 2000 and became commercially available in Canada in March 2001. As part of the Enbrel promotion agreement, AHP acts as a selling agent for us in Canada. Sales of Enbrel to AHP for sale in Canada are recorded as product is shipped to customers and totaled $7,603,000 in 2001.

    Under subsequent agreements, we provided product and component requirements of Enbrel to AHP for sales outside the United States and Canada. We recorded revenue of $55,000 in 2001, $2,414,000 in 2000 and $3,864,000 in 1999 under these agreements. In addition, we performed activities related to Enbrel and the process of manufacturing Enbrel on behalf of AHP, and AHP agreed to reimburse us for these costs, which totaled $1,834,000 in 2001, $1,594,000 in 2000 and $1,310,000 in 1999.

Distribution

    We have agreed to supply the commercial requirements of our products in Puerto Rico to Wyeth-Ayerst Laboratories Puerto Rico, Inc., a wholly-owned subsidiary of AHP. Net revenue recognized under this agreement totaled $4,458,000 in 2001, $3,608,000 in 2000 and $2,361,000 in 1999.

Oncology Product License Agreements

    AHP and its sublicensees have a royalty-bearing license to sell our existing nonbiological oncology products outside the United States and Canada. We earned royalties under the agreement totaling $1,762,000 in 2001, $2,377,000 in 2000 and $2,504,000 in 1999.

TACE Agreements

    In December 1995, we licensed exclusive worldwide rights to tumor necrosis factor alpha converting enzyme, or TACE, technology to AHP. We recognized revenue under these agreements of $1,600,000 in 1999. No revenue was recognized under these agreements in 2001 or 2000. The TACE agreements also include additional milestone payments and royalties on future product sales. Under the agreements, AHP will be responsible for further developments of TACE.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 11. Transactions with AHP, continued
-----------------------------------------

Supply and Manufacturing

    We and AHP are parties to a supply agreement and a toll manufacturing agreement under which AHP manufactures and supplies the reasonable commercial requirements of oncology products at a price equal to 125% of AHP's or its subsidiaries' manufacturing costs. We and AHP also had a methotrexate distributorship agreement under which AHP agreed to supply methotrexate to us at established prices which are adjusted annually. Our rights under these agreements pertaining to Amicar, methotrexate sodium injectable, leucovorin calcium and Levoprome were transferred to Xanodyne (See Note 8). We purchased inventory totaling $5,177,000 in 2001, $4,370,000 in 2000 and $8,154,000 in 1999
from AHP and its subsidiaries under these agreements.

Rhode Island Manufacturing Facility

    We collaborated with AHP to retrofit a large-scale manufacturing facility in Rhode Island intended for the production of Enbrel. AHP agreed to reimburse us for technical assistance provided by our personnel related to the facility. The amount reimbursable in 2001 totaled $9,446,000 and in 2000 totaled $5,324,000. In November 2001, we entered into an agreement to acquire the facility from AHP effective January 1, 2002. As part of the agreement, in December 2001, we made a deposit towards the purchase price totaling $192,778,000. We assumed ownership of the facility in January 2002 and made an additional payment towards the purchase totaling $279,892,000. A final payment totaling $27,133,000 is due for costs incurred by AHP in December 2001.

Research and Development

    Under a license and development agreement for Enbrel, we and AHP agreed to share equally the development costs of Enbrel in the United States, Canada and Europe. AHP's share of the development costs under this agreement totaled $33,564,000 in 2001, $30,115,000 in 2000 and $23,986,000 in 1999.

    Under the terms of a product rights agreement, AHP may acquire exclusive worldwide rights to up to four of our future product candidates. If AHP exercises any of these rights, we would be eligible for payments and royalties on future sales of these products. However, we may elect to retain the worldwide rights to up to two of these products. In this case, AHP would be eligible for payments and royalties on future sales of these products.

Convertible Subordinated Note

    In 1999, we issued a seven-year, 3% coupon, $450 million convertible subordinated note to AHP (See Note 6). Interest incurred on the note totaled $11,250,000 in 2000 and $8,288,000 in 1999. On October 31, 2000, AHP converted the principal amount of the $450 million note into 15,544,041 shares of our common stock.

Option to Purchase Shares of our Common Stock

    We and AHP are parties to a 1993 governance agreement under which AHP has the option to purchase from us, on a quarterly basis, additional shares of our common stock to the extent necessary to maintain AHP's percentage ownership interest in us as of the immediately preceding quarter. The per share purchase price of these shares is equal to the fair market value of the shares, as determined in accordance with the governance agreement, on the date of AHP's purchase. AHP did not exercise its option to purchase common stock from us during 2001. AHP exercised the option to purchase 1,042,995 shares for $28,859,000 in 2000 and 3,498,726 shares for $40,777,000 in 1999.

    In November 2000, AHP sold 60,500,000 shares of our common stock in a public offering. Under Section 16(b) of the Securities Exchange Act of 1934, as amended, AHP was required to remit to us $10,628,000

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 11. Transactions with AHP, continued
-----------------------------------------

in short-swing profits related to shares of our common stock that were purchased by AHP on the open market in the second quarter of 2000 and subsequently sold at a profit by AHP in connection with the November public offering.

Note 12. Commitments and Contingencies
--------------------------------------

    We lease office and laboratory facilities under noncancelable operating leases that expire through December 2010. These leases provide us with options to renew the leases at fair market rentals through August 2015. A summary of minimum future rental commitments under noncancelable operating leases at December 31, 2001 follows (in thousands):

                                                              Operating
       Year Ended December 31,                                 Leases
       -----------------------                                ---------
             2002                                               $14,123
             2003                                                13,687
             2004                                                11,379
             2005                                                 6,280
             2006                                                 1,321
             Thereafter                                           2,714
                                                              ---------
             Total minimum lease payments                       $49,504
                                                              =========

    Rental expense on operating leases was $12,802,000 in 2001, $8,156,000 in 2000 and $5,183,000 in 1999.

    In March 2001, we entered into a seven and one-half year lease to finance the initial phase of our new research and technology center, known as the Helix Project (See Note 5). The lease is classified as an operating lease and provides 30 months to construct the project. Lease payments begin upon completion of the facility and are variable throughout the lease term based on a LIBOR rate. The historical 30 day LIBOR rate over the past 10 years has approximated 5.0% but has decreased to as low as 2.0% during 2001. The following table summarizes the annual lease payment at various 30 day LIBOR rates, assuming an estimated cost to construct the facility of $750,000,000:


                                                      Corresponding Annual
                                                         Lease Payment
      Average Annual 30 day LIBOR rate                   (in thousands)
      --------------------------------                --------------------
                2.0%                                         $17,000
                3.0%                                          24,500
                4.0%                                          32,000
                5.0%                                          39,500
                6.0%                                          47,000
                7.0%                                          54,500

    We are utilizing a contract manufacturer for the production of Enbrel. At December 31, 2001, we had made commitments to purchase inventory totaling at least $161,000,000 over the next three years. A portion of this inventory will be purchased by AHP from the contract manufacturer.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 12. Commitments and Contingencies, continued
-------------------------------------------------

    Various license agreements exist that require us to pay royalties based on a percentage of sales of products manufactured using licensed technology or sold under license. These agreements contain minimum annual royalty provisions as follows (in thousands):

                                                   Minimum Annual
       Year Ending December 31                     Royalty Payment
       -----------------------                     ---------------
             2002                                     $2,700
             2003                                        200
             2004                                        200
             2005                                        200
             2006                                        200
             Per year thereafter                         200

    According to press reports, approximately 20 pharmaceutical companies are under investigation by the U.S. Department of Justice, U.S. Department of Health and Human Services and/or state agencies related to the pricing of their products. We have received notice from the U.S. Department of Justice requesting us to produce documents in connection with a Civil False Claims Act investigation of the pricing of our current and former products for sale and eventual reimbursement by Medicare or state Medicaid programs. We also have received similar requests from the U.S. Department of Health and Human Services and state agencies. Several of our current and former products are or were regularly sold at substantial discounts from list price. We require in our contracts of sale that the purchasers appropriately disclose to governmental agencies the discounts that we give to them. We do not know what action, if any, the federal government or any state agency will take as a result of their investigations. We do not believe these matters will have a material adverse impact on our future financial position, liquidity and results of operations.

    On November 27, 2001, the Action Alliance of Senior Citizens of Greater Philadelphia filed suit in the United States District Court for the Western District of Washington against us alleging monopolistic, anticompetitive conduct in an industry-wide scheme to defraud the consumer by manipulating the average wholesale price and selling drugs to physicians at prices below the reimbursement cost charged to Medicare. On December 19, 2001, Citizens for Consumer Justice and others filed suit against us and other pharmaceutical companies in the United States District Court for the District of Massachusetts making similar allegations. These two proposed class action lawsuits allege violations of antitrust laws. Similar proposed class actions have been filed in approximately a dozen courts across the country against most of the major pharmaceutical companies. At this time, we do not know what relief is being sought from us. We do not believe these matters will have a material adverse impact on our future financial position, liquidity and results of operations.

    There have been three class action suits filed against us related to our pending merger with Amgen (see Note 15). As these cases are in their preliminary stages, the likely outcomes of the cases are unknown. We believe the ultimate resolution of these matters will not have a material adverse impact on our future financial position, liquidity and results of operations.

    Immunex is party to routine litigation incident to our business. We believe the ultimate resolution of these routine matters will not have a material adverse impact on our future financial position, liquidity and results of operations.

Note 13. Concentrations of Risk

-------------------------------

    Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of investments and trade accounts receivable.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 13. Concentrations of Risk, continued
------------------------------------------

    We maintain cash, cash equivalents, and investments with various financial institutions. These financial institutions are located throughout the country and our policy is designed to limit exposure to any one institution. Our investments are managed by outside investment advisers who perform periodic evaluations of the relative credit standings of those financial institutions that are considered in our investment strategy.

    The trade accounts receivable balance represents our most significant concentration of credit risk. We perform ongoing credit evaluations of our customers, if appropriate, and we do not require collateral on accounts receivable. Our sales are primarily to pharmaceutical wholesalers. During 2001, approximately 70% of our product sales were made to three of these wholesalers. Financial insolvency by one or more of these wholesalers would require us to write off all or a portion of the amounts due us. As of December 31, 2001, the amount due us from these wholesalers totaled $82,037,000. We maintained credit insurance coverage during 2001 based on our credit exposure. However, this insurance coverage was limited and may not provide us with adequate coverage against losses. We have elected not to renew our current credit insurance policy, which expired on January 31, 2002.

    Sales of Enbrel accounted for 79% of total product sales for the year ended December 31, 2001. Currently, all finished dosage forms of Enbrel are manufactured for us by a single contract manufacturer. If this source of supply were disrupted, sales of Enbrel would be adversely affected.

Note 14. Net Income per Common Share
------------------------------------

    Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated using the weighted average number of common shares outstanding plus the weighted average dilutive effect of outstanding stock options using the "treasury stock" method. The components for calculating net income per share are set forth in the following table (in thousands, except per share data):

                                                                       Year ended December 31,
                                                                  ---------------------------------
                                                                    2001         2000        1999
                                                                  --------     --------    --------
    Net income                                                    $169,963     $154,352    $ 44,324
                                                                  ========     ========    ========

    Weighted average common shares outstanding, basic              542,900      506,847     489,390
    Net effect of dilutive stock options                            26,177       42,403      40,584
                                                                  --------     --------
    Weighted average common shares outstanding, diluted            569,077      549,250     529,974
                                                                  ========     ========    ========
    Net income per common share, basic                            $   0.31     $   0.30    $   0.09
                                                                  ========     ========    ========
    Net income per common share, diluted                          $   0.30     $   0.28    $   0.08
                                                                  ========     ========    ========


    While the conversion by AHP of its convertible subordinated note was outstanding during 2000 and 1999, the 15,544,041 shares issuable upon the conversion of the note were not included in the calculation of diluted earnings per share because the effect, including the effect on adjusted net income, would have been anti dilutive.

    Some of our outstanding stock options were not included in the calculation of diluted earnings per share because the effect would have been anti dilutive. These shares totaled 9,608,768 in 2001 and 6,121,456 in 2000. All outstanding stock options were included in the calculation of diluted earnings per share in 1999.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 15. Agreement to Merge with Amgen Inc.
-------------------------------------------

    On December 17, 2001, we announced that we had entered into an Agreement and Plan of Merger with Amgen Inc. and AMS Acquisition Inc., a wholly-owned subsidiary of Amgen. The merger is contingent upon approval of both our shareholders and Amgen's stockholders and subject to the satisfaction of certain closing conditions, including the review by the FTC and other regulatory authorities. We expect the merger to close in the second half of 2002, however this timing may be affected by review of the transaction by the FTC, the SEC and other regulatory authorities. Under the terms of the agreement, AMS Acquisition Inc. will be merged with and into us, we will become a wholly-owned subsidiary of Amgen and each issued and outstanding share of our common stock will be converted into the right to receive 0.44 of a share of Amgen common stock and $4.50 in cash. In addition, each outstanding stock option of our common stock will be exchanged for a certain number of options of Amgen. During the fourth quarter of 2001, we incurred $5,619,000 in merger costs and will incur significant merger-related costs in 2002 which we expect to be in the range of $40,000,000 to $45,000,000 primarily related to financial advisory, legal and accounting fees. The majority of the 2002 costs are contingent upon the consummation of the merger and, accordingly, are not expected to significantly impact our results of operations unless and until the merger is completed. If the merger is terminated by us, we may be required to pay a termination fee of $475,000,000 to Amgen or reimburse Amgen for up to $15,000,000 of Amgen's expenses.

Note 16. Subsequent Event
-------------------------

    On March 7, 2002, ZymoGenetics, Inc., or ZymoGenetics, filed a patent infringement lawsuit, related to U.S. patents having claims directed to specified fusion proteins comprising immunoglobulin constant region domains and specified processes for making these proteins, against us in the United States District Court for the Western District of Washington. ZymoGenetics seeks a declaration of infringement and available remedies under the patent laws, including monetary damages and injunctive relief. We fully intend to vigorously defend ourselves against the allegations of ZymoGenetics. If ZymoGenetics prevails, our ability to market and sell Enbrel could be adversely affected unless we were able to negotiate a license or similar arrangement. As with any litigation, we are not able to determine the final outcome of the case at this time. However, we believe the allegations are without merit.

                               IMMUNEX CORPORATION

                   Notes to Consolidated Financial Statements

Note 17. Quarterly Financial Results (unaudited)
-------------------------------------------------

    Our consolidated operating results for each quarter of 2001 and 2000 are summarized as follows (in thousands):

                                                                                            Three Months Ended
                                                                                            ------------------
                                                                            March 31      June 30     September 30   December 31
                                                                            --------      -------     ------------   -----------
Year ended December 31, 2001:

    Product sales                                                            $211,846     $231,183        $242,832     $273,725
    Royalty and contract revenue                                                5,993        7,106          10,131        3,989
    Gross profit/2/                                                           153,063      166,907         179,137      204,356
    Operating income                                                           16,888       20,787          28,430       31,310
    Net income                                                                $39,833      $48,817/1/      $39,687      $41,626
    Net income per common share:
         Basic                                                                $  0.07      $  0.09         $  0.07      $  0.08
         Diluted                                                              $  0.07      $  0.09         $  0.07      $  0.07

Year ended December 31, 2000:

    Product sales                                                            $166,698     $196,196        $217,158     $248,776
    Royalty and contract revenue                                               12,340/3/    16,954/4/        1,815        1,892
    Gross profit/2/                                                           118,895      139,167         151,818      175,804
    Operating income                                                           24,235       32,986          20,644       29,725
    Net income                                                                $32,161      $41,513         $31,522      $49,156
    Net income per common share:
         Basic                                                                $  0.06      $  0.08         $  0.06      $  0.09
         Diluted                                                              $  0.06      $  0.08         $  0.06      $  0.09

----------
  1 Includes $16.0 million gain from the sale of our rights in primarily generic pharmaceutical products Amicar, methotrexate sodium injectable, leucovorin calcium and Levoprome.

  2 Gross profit is calculated by deducting cost of product sales from product sales.

  3 Includes $10.0 million earned under the Enbrel promotion agreement when U.S. sales of Enbrel exceeded $400.0 million for the preceding 12-month period.

  4 Includes $15.0 million earned under the Enbrel promotion agreement when Enbrel was approved by the FDA for reducing signs and symptoms and delaying structural damage in patients with moderately to severely active RA.

                Report of Ernst & Young LLP, Independent Auditors


Shareholders and Board of Directors
Immunex Corporation

    We have audited the accompanying consolidated balance sheets of Immunex Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Immunex Corporation as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 2 to the consolidated financial statements, Immunex Corporation adopted Statement of Financial Accounting Standard No. 133, Accounting for Derivative and Hedging Activities, effective January 1, 2001.

/s/ Ernst & Young LLP

Seattle, Washington
January 22, 2002, except for Note 16
as to which the date is March 8, 2002

                               IMMUNEX CORPORATION
                   CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     Immunex Corporation has prepared the following consolidated condensed financial statements without audit, according to the rules and regulations of the Securities and Exchange Commission, or SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations. The financial statements reflect, in the opinion of Immunex management, all adjustments (consisting only of normal recurring adjustments, unless otherwise indicated) necessary to present fairly the financial position, results of operations and cash flow as of and for the periods indicated. The statements should be read in conjunction with the financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 and notes thereto, and report of Independent Auditors, included in this Form 8-K.

     The results of operations for the three-month period ended March 31, 2002 are not necessarily indicative of results to be expected for the entire year ending December 31, 2002.

                               IMMUNEX CORPORATION

                      CONSOLIDATED CONDENSED BALANCE SHEETS

                      (in thousands, except per share data)

                                                     March 31,      December 31,
                                                       2002            2001
                                                   -----------      -----------
ASSETS
Current assets:
   Cash and cash equivalents                       $    85,931      $   198,777
   Short-term investments                              429,303          659,037
   Accounts receivable-trade, net                       91,882           85,005
   Other receivables                                    14,493           36,844
   Inventories                                          53,522           34,440
   Other current assets                                 23,772           23,118
                                                   -----------      -----------
   Total current assets                                698,903        1,037,221

Property, plant and equipment, net                     755,898          200,429

Restricted cash and investments                        765,000          765,000
Other assets                                            96,637          292,658
                                                   -----------      -----------
                                                   $ 2,316,438      $ 2,295,308
                                                   ===========      ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                $    92,935      $   106,967
   Accounts payable - Wyeth                             75,449           84,345
   Accrued compensation and related items               18,448           31,778
   Other current liabilities                             6,603            7,774
                                                   -----------      -----------
   Total current liabilities                           193,435          230,864
Other long-term obligations                                756              764
Shareholders' equity:
   Common stock, $.01 par value                      2,198,217        2,153,184
   Accumulated other comprehensive income                3,979           25,372
   Accumulated deficit                                 (79,949)        (114,876)
                                                   -----------      -----------
   Total shareholders' equity                        2,122,247        2,063,680
                                                   -----------      -----------
                                                   $ 2,316,438      $ 2,295,308
                                                   ===========      ===========


                             See accompanying notes.

                               IMMUNEX CORPORATION

                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                    (in thousands, except per share amounts)

                                                          Three months ended
                                                               March 31,
                                                       ------------------------
                                                         2002            2001
                                                       ---------      ---------
Revenues:
    Product sales                                        $ 265,401    $ 211,846
    Royalty and contract revenue                             6,562        5,993
                                                         ---------    ---------
                                                           271,963      217,839
Operating expenses:
    Cost of product sales                                   70,266       58,783
    Research and development                                53,698       49,207
    Selling, general and administrative                    120,874       92,961
                                                         ---------    ---------
                                                           244,838      200,951
                                                         ---------    ---------
Operating income                                            27,125       16,888
Other income (expense):
    Interest and other income, net                          23,509       29,988
    Interest expense                                           (15)         (14)
                                                         ---------    ---------
                                                            23,494       29,974
                                                         ---------    ---------
Income before income taxes                                  50,619       46,862
Provision for income taxes                                  15,692        7,029
                                                         ---------    ---------
Net income                                               $  34,927    $  39,833
                                                         =========    =========
Net income per common share:
    Basic                                                $    0.06    $    0.07
                                                         =========    =========
    Diluted                                              $    0.06    $    0.07
                                                         =========    =========

Number of shares used for per share amounts:
    Basic                                                  547,717      541,266
                                                         =========    =========
    Diluted                                                568,208      575,902
                                                         =========    =========


                             See accompanying notes

                               IMMUNEX CORPORATION

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                           Three months ended
                                                                March 31,
                                                       --------------------------
                                                           2002          2001
                                                       -----------    -----------
Operating Activities:
   Net income                                          $    34,927    $    39,833
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization                         8,768          6,687
       Tax benefit from stock option plans                  14,875          5,828
        Other                                              (11,141)        (3,300)
        Cash flow impact of changes to:
           Receivables                                      15,474         17,081
           Inventories                                     (22,007)        (8,733)
           Accounts payable, accrued liabilities and
            other current liabilities                      (34,504)       (37,546)
           Other current assets                             (3,079)            57
                                                       -----------    -----------
       Net cash provided by operating activities             3,313         19,907
                                                       -----------    -----------
Investing Activities:
   Purchases of restricted cash and investments               --         (765,837)
   Purchases of investments                               (804,477)      (468,473)
   Proceeds from sales and maturities of
     investments                                         1,028,613        684,202
   Purchases of property, plant and equipment             (370,654)       (14,903)
   Purchases of property held for development                 --          (13,378)
   Other                                                       209           --
                                                       -----------    -----------
       Net cash used in investing activities              (146,309)      (578,389)
                                                       -----------    -----------
Financing Activities:
   Proceeds from common stock issued to employees           30,158          4,609
   Proceeds from  lease financing                             --           10,055
   Other                                                        (8)            (9)
                                                       -----------    -----------
       Net cash provided by financing activities            30,150         14,655
                                                       -----------    -----------
Net decrease in cash and cash equivalents                 (112,846)      (543,827)

Cash and cash equivalents, beginning of period             198,777        552,767
                                                       -----------    -----------
Cash and cash equivalents, end of period               $    85,931    $     8,940
                                                       ===========    ===========


                             See accompanying notes.

                               IMMUNEX CORPORATION
              Notes To Consolidated Condensed Financial Statements

Note 1.  Organization
---------------------

     We are a leading biopharmaceutical company dedicated to developing immune system science to protect human health. Applying our scientific expertise in the fields of immunology, cytokine biology, vascular biology, antibody-based therapeutics and small molecule research, we work to discover new targets and new therapeutics for treating rheumatoid arthritis, asthma and other inflammatory diseases, as well as cancer and cardiovascular diseases.

     We operate in a highly regulated and competitive environment. Our business is regulated primarily by the U.S. Food and Drug Administration, or FDA. The FDA regulates the products we sell, our manufacturing processes and our promotional activities. Obtaining approval for a new therapeutic product is never certain, generally takes many years and is very costly. Competition in researching, developing and marketing biotechnology and pharmaceutical products is intense. Any of the technologies covering our existing products or products under development could become obsolete or diminished in value by discoveries and developments of other organizations.

     Our market for pharmaceutical products is primarily the United States. Our sales are primarily to pharmaceutical wholesalers. For the three months ended March 31, 2002, approximately 69% of our product sales were made to three of these wholesalers and approximately 82% of our product sales were from the sale of Enbrel(R) (etanercept).

     Wyeth (formerly American Home Products Corporation) holds an approximate 41% equity interest in Immunex. All references to Wyeth include Wyeth and its various affiliates, divisions and subsidiaries.

     On December 17, 2001, we announced that we had entered into an Agreement and Plan of Merger with Amgen Inc. and AMS Acquisition, Inc., a wholly owned subsidiary of Amgen (see Note 7).

Note 2.  Basis of Presentation and Summary of Significant Accounting Policies
-----------------------------------------------------------------------------

     The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States. In preparing the financial statements, management must make some estimates and assumptions that affect reported amounts and disclosures.

Investments

     Marketable equity securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, based on current market rates, with the unrealized gains and losses being reported as a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses are included in other income. Interest and dividends on securities classified as available-for-sale are included in interest income. We review our investments on a regular basis for impairment. Securities trading below their original costs for a period of time considered "other than temporary" are written down to current fair value.

     Our investments in debt securities, excluding the $765,000,000 in restricted cash and investments, are available for use in our current operations and have been classified as short-term investments. Our equity securities are intended to be a long-term investment.

                               IMMUNEX CORPORATION
        Notes To Consolidated Condensed Financial Statements- (Continued)

Note 2.  Basis of Presentation and Summary of Significant Accounting Policies,
------------------------------------------------------------------------------
continued
---------

Inventories

     Inventory is stated at the lower of cost or market. At year-end, cost is determined using a weighted average methodology. During interim periods, cost of goods sold is determined using a standard per unit cost based on the beginning inventory balance and expected additions throughout the year. The appropriate portions of cost variances that are planned and expected to be absorbed by the end of the year are deferred or accrued at interim reporting dates. Unanticipated cost variances are charged to expense during interim periods. The components of inventories are as follows (in thousands):

                                                   March 31,      December 31,
                                                     2002             2001
                                                   ---------        --------
   Raw materials                                   $  32,385        $  4,133
   Work in process                                    14,808          24,602
   Finished goods                                      6,329           5,705
                                                   ---------        --------
   Totals                                          $  53,522        $ 34,440
                                                   =========        ========

Revenues

     Product sales are recognized when product is shipped to our customers. Our sales are made FOB shipping point and we believe that collectibility is reasonably assured at the time of shipment. Product sales are recorded net of reserves for estimated chargebacks, returns, discounts, Medicaid rebates and administrative fees. We maintain reserves based on historical results that we believe are sufficient to cover estimated future requirements. Shipping and handling costs are included in cost of product sales and are not significant.

     Revenues earned under royalty, licensing and other contractual agreements are recognized based upon required performance under the terms of the underlying agreements. Royalties from licensees are received quarterly or semi-annually in arrears, based on third-party product sales and are recognized based on the period in which the underlying products are sold. If we are unable to reasonably estimate royalty income under a particular agreement, we will recognize revenue when actual amounts are known. License fees, milestones and other contract fees for which no further performance obligations exist, and there is no continuing involvement by us, are recognized on the earlier of when the payments are received or when collection is assured. If there is an ongoing service or performance requirement, or payments are dependent upon a future contingency, revenue is deferred and recognized over the applicable service period or when the contingency is resolved.

Impact of Recently Issued Accounting Standards

     During June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard No. 143, or SFAS 143, (Accounting for Asset Retirement Obligations) which will be effective for us on January 1, 2003. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We are currently evaluating this statement and do not anticipate the adoption of SFAS 143 will have a material impact on our financial position, cash flows or results of operations.

                               IMMUNEX CORPORATION
        Notes To Consolidated Condensed Financial Statements- (Continued)

Note 2.  Basis of Presentation and Summary of Significant Accounting Policies,
------------------------------------------------------------------------------
continued
---------

Reclassifications

     For comparison purposes, some prior-year amounts in the consolidated condensed financial statements have been reclassified to conform to current-year presentations.

Derivatives and Hedging Activities

     We have entered into forward foreign currency contracts to reduce the impact of future currency rate fluctuations related to those purchase commitments for Enbrel that are denominated in Euros. The forward contracts have been designated as cash-flow hedges and, as of March 31, 2002, were considered highly effective. We do not enter into any forward contracts for trading purposes. If it became probable that certain forecasted transactions to purchase inventory would not occur, we would be required to reclassify gains or losses from the unused portion of the contract from other comprehensive income to other income or expense in the income statement. Gains and losses included in other comprehensive income are reclassified to earnings when the hedged item is recognized in earnings. The unrealized gain from our forward contracts of approximately $2,077,000 at March 31, 2002 is included in other current assets and accumulated other comprehensive income. During the first quarter of 2002 we experienced unrealized losses of $1,478,000 related to ongoing positions and realized gains of approximately $738,000 related to closed contracts which are primarily recognized as a reduction of product costs in the income statement.

Note 3.  Comprehensive Income
-----------------------------

     Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes changes in fair value of our forward exchange contracts designated and effective as cash flow hedges, and changes in fair value of our investments. Our investments are considered available-for-sale and are stated at fair value on the balance sheet. The following table sets forth the components of comprehensive income (in thousands):

                                                           Three months ended
                                                                March 31,
                                                         ----------------------
                                                           2002          2001
                                                         --------      --------
Net income                                               $ 34,927      $ 39,833

Other comprehensive income:

 Cumulative effect of adopting FAS 133                       --           7,641

 Changes in fair value of forward contracts                (2,216)       (5,253)

 Changes in fair value of investments                     (19,177)          791
                                                         --------      --------

Total other comprehensive income (loss)                   (21,393)        3,179

Comprehensive income                                     $ 13,534      $ 43,012
                                                         ========      ========

                               IMMUNEX CORPORATION
        Notes To Consolidated Condensed Financial Statements- (Continued)

Note 4. Helix Project
---------------------

     In March 2001, we entered into a seven and one-half year lease to finance construction of our new research and technology center in Seattle, Washington, known as the Helix Project. In April 2002, we notified the lessor that we have elected to reduce the scope of the project that is subject to the lease financing. As a result, the total cost of the project that is being financed, including financing costs, has been reduced from an estimated $750,000,000 to approximately $625,000,000. We are continuing to evaluate our options with respect to the portion of the project that will no longer be part of the lease financing, and as a result, the total cost of the project is not currently known. As part of the lease transaction, we continue to be required to restrict as collateral, cash or investment securities worth $765,000,000 during the construction of the project and 102% of the funds borrowed by the lessor thereafter. The restricted investments consist primarily of money market investments with maturities of one-year or less and are carried at fair value. These investments are held in our name, are restricted as to their withdrawal and are classified as non-current on our balance sheet. The lease is classified as an operating lease for financial reporting purposes, which means that the cost of the facility and related financing obligation are not reflected on our balance sheet.

     The construction costs of the Helix Project that are being financed are paid by the lessor, who is the borrower under a loan that is funded using the proceeds of commercial paper. In order to support the placement of the commercial paper, a syndicate of banks has agreed to provide a back-up credit facility that is subject to an annual renewal commitment. If all or some of the banks elect not to renew their commitment under this back-up credit facility, they would be required to provide a bank loan for the duration of the lease term in an amount equal to the size of their commitment under the back-up credit facility. However, the rates on such bank loan may not be as favorable as the rates obtained using commercial paper for financing. In addition, we may, at any time during the term of the lease, purchase the facility for the amount of cumulative financed project costs incurred. At the end of the lease term, if we elect not to renew the lease or do not exercise our option to purchase the facility, we have guaranteed to pay any loss incurred by the lessor upon the sale of the facility for amounts up to 89.5% of the project costs.

     Under the terms of the agreement, we are required to maintain certain financial ratios and meet other covenants regarding the conduct of our business. If we were to violate any of these covenants and were unable to restructure the financing or obtain a waiver, we could be obligated to pay the lessor the cumulative financed project costs at such time. Our proposed merger with Amgen (see Note 7) would violate one of these covenants. We expect to review this financing arrangement in light of the merger and the anticipated needs of the combined company. We may be able to renegotiate the relevant terms of the covenants or obtain a waiver if it was in the best interest of the combined company.

     At March 31, 2002, the construction costs incurred and amount financed totaled approximately $158,883,000 and the financed construction costs are expected to total approximately $625,000,000 at completion of the project. Lease payments begin upon completion of the facility, which is expected to be no later than September 2003, and are variable throughout the lease term based on a LIBOR rate.

                               IMMUNEX CORPORATION
        Notes To Consolidated Condensed Financial Statements- (Continued)

Note 5. Income Taxes
--------------------

     The provision for income taxes was $15,692,000 or 31% of pre-tax income, for the three months ended March 31, 2002, compared to $7,029,000, or 15% of pre-tax income, for the three months ended March 31, 2001. During 2001, federal tax expense, for financial reporting purposes, was offset by fully utilizing current research and experimentation credits and research and experimentation credit carryforwards. We fully utilized our remaining research and experimentation credit carryforwards available to offset federal tax expense for financial reporting purposes in 2001 and as a result, our effective tax rate during 2002 more closely reflects a rate based on the federal statutory rate less the effect of current year research and development tax credits. All remaining NOL carryforwards are attributable to stock option deductions and will be recorded as a deferred tax provision and as an increase to equity when realized.

Note 6.  Net Income per Common Share
------------------------------------

     Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated using the weighted average number of common shares outstanding plus the weighted average dilutive effect of outstanding stock options using the "treasury stock" method. The components for calculating net income per share are set forth in the following table (in thousands, except per share data):

                                                           Three months ended
                                                                March 31,
                                                         -----------------------
                                                           2002           2001
                                                         --------       --------
Net income                                               $ 34,927       $ 39,833
                                                         ========       ========

Weighted average common shares
    outstanding, basic                                    547,717        541,266
Net effect of dilutive stock options                       20,491         34,636
                                                         --------       --------
Weighted average common shares
    outstanding, diluted                                  568,208        575,902
                                                         ========       ========

Net income per common share,
    basic                                                $   0.06       $   0.07
                                                         ========       ========
Net income per common share,
    diluted                                              $   0.06       $   0.07
                                                         ========       ========

                               IMMUNEX CORPORATION
        Notes To Consolidated Condensed Financial Statements- (Continued)

Note 7.  Agreement to Merge with Amgen Inc.
-------------------------------------------

     On December 16, 2001, we entered into an Agreement and Plan of Merger with Amgen Inc. and AMS Acquisition Inc., a wholly-owned subsidiary of Amgen. The merger is contingent upon approval of both our shareholders and Amgen's stockholders and subject to the satisfaction of certain closing conditions, including review by the Federal Trade Commission, or FTC, and other regulatory authorities. Under the terms of the agreement, AMS Acquisition Inc. will be merged with and into us, we will become a wholly-owned subsidiary of Amgen, and each issued and outstanding share of our common stock will be converted into the right to receive 0.44 of a share of Amgen common stock and $4.50 in cash. In addition, each outstanding option to purchase our common stock will be exchanged for a certain number of stock options of Amgen. During the first quarter of 2002, we incurred approximately $845,000 in merger costs and we expect to incur significant merger-related costs in the remainder of 2002. We expect total merger-related costs during 2002 to be in the range of $40,000,000 to $45,000,000 primarily related to financial advisory, legal and accounting fees. The majority of the 2002 costs are contingent upon the consummation of the merger and, accordingly, are not expected to significantly impact our results of operations unless and until the merger is completed. If the merger is terminated by us, we may be required to pay a termination fee of $455,000,000 to Amgen or reimburse Amgen for up to $15,000,000 of Amgen's expenses.

Note 8.  Acquisition of Rhode Island Manufacturing Facility
-----------------------------------------------------------

     We collaborated with Wyeth on the construction of a large-scale manufacturing facility in Rhode Island intended for the production of Enbrel. Wyeth acquired the facility in 1999 and we worked together with Wyeth to retrofit the manufacturing facility to accommodate the commercial production of Enbrel. We assumed ownership of the Rhode Island manufacturing facility in January 2002. The purchase of the Rhode Island manufacturing facility was funded with available cash and investments. In the fourth quarter of 2001, we made a $192,778,000 deposit towards the purchase of the manufacturing facility. We made additional payments totaling $307,025,000 during the first quarter of 2002 to complete the payment of the purchase price. We currently estimate that FDA approval of the Rhode Island manufacturing facility will occur at the end of 2002, but there is no assurance that this estimate will prove accurate.

Note 9.  Contingencies
----------------------

     On March 7, 2002, ZymoGenetics, Inc., or ZymoGenetics, filed a patent infringement lawsuit, related to U.S. patents having claims directed to specified fusion proteins comprising immunoglobulin constant region domains and specified processes for making these proteins, against us in the United States District Court for the Western District of Washington. ZymoGenetics seeks a declaration of infringement and available remedies under the patent laws, including monetary damages and injunctive relief. We fully intend to vigorously defend ourselves against the allegations of ZymoGenetics. If ZymoGenetics prevails, and we were unable to negotiate an acceptable license or similar arrangement, our ability to market and sell Enbrel could be adversely affected, which could have a material adverse impact on our operating results, financial position and liquidity. We are not able to predict the final outcome of the case at this time. However, we believe the allegations are without merit.


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

                               IMMUNEX CORPORATION
        Notes To Consolidated Condensed Financial Statements- (Continued)

Note 9.  Contingencies, continued
---------------------------------

     According to press reports, approximately 20 pharmaceutical companies are under investigation by the U.S. Department of Justice, U.S. Department of Health and Human Services and/or state agencies related to the pricing of their products. We have received notice from the U.S. Department of Justice requesting us to produce documents in connection with a Civil False Claims Act investigation of the pricing of our current and former products for sale and eventual reimbursement by Medicare or state Medicaid programs. We also have received similar requests from the U.S. Department of Health and Human Services and state agencies. Several of our current and former products are or were regularly sold at substantial discounts from list price. We require in our contracts of sale that the purchasers appropriately disclose to governmental agencies the discounts that we give to them. We do not know what action, if any, the federal government or any state agency will take as a result of their investigations. We do not believe these matters will have a material adverse impact on our future financial position, liquidity and results of operations.

     On November 27, 2001, the Action Alliance of Senior Citizens of Greater Philadelphia filed suit in the United States District Court for the Western District of Washington against us alleging monopolistic, anti-competitive conduct in an industry-wide scheme to defraud the consumer by manipulating the average wholesale price and selling drugs to physicians at prices below the reimbursement cost charged to Medicare. This lawsuit alleges violation of federal antitrust law. On December 19, 2001, Citizens for Consumer Justice and others filed suit against us and other pharmaceutical companies in the United States District Court for the District of Massachusetts making similar allegations. This lawsuit alleges violation of the federal Racketeer Influenced and Corrupt Organizations, or RICO, statute. We received notice on May 1, 2002 that a motion for multi-district litigation transfer had been granted and that these two federal consumer class action cases would be consolidated for pretrial proceedings in United States District Court in Boston, Massachusetts. At this time, we do not know what relief is being sought from us. We do not believe these matters will have a material adverse impact on our future financial position, liquidity and results of operations. Similar proposed class actions have been filed in approximately a dozen courts across the country against most of the major pharmaceutical companies.

     On February 5, 2002, we were served with a lawsuit filed by the Attorney General of Montana against 18 pharmaceutical companies, including Immunex, in First Judicial District Court, Lewis and Clark County, Montana. This case was removed to United States District Court for the District of Montana on April 15, 2002. The suit alleges breach of contract and violations of several Montana consumer protection statutes. On March 22, 2002, we were served with a lawsuit filed by the Attorney General of Nevada against Immunex in the Second Judicial District Court for the State of Nevada, County of Washoe. This case was removed on April 17, 2002 to United States District Court for the District of Nevada. The suit alleges violations of several Nevada consumer protection statutes, federal regulations governing the determination of Medicare payments and state and federal RICO statutes. The allegations in these two lawsuits are similar to those claimed in the federal consumer class action pricing litigation described above. We do not believe these matters will have a material adverse impact on our future financial position, liquidity and results of operations.

                               IMMUNEX CORPORATION
        Notes To Consolidated Condensed Financial Statements- (Continued)

Note 9. Contingencies, continued
--------------------------------

     On April 29, 2002 we announced the settlement, which settlement is subject to court approval among other things, of three lawsuits against us and certain of our directors and officers relating to the proposed acquisition of us by Amgen Inc. (See Note 7): (i) a suit filed by David Osher, on behalf of a class of Immunex shareholders, against us, all members of our board of directors (Edward V. Fritzky, Kirby L. Cramer, Robert J. Herbold, John E. Lyons, Joseph M. Mahady, Edith W. Martin, Peggy V. Phillips, Lawrence V. Stein and Douglas E. Williams), Wyeth and Amgen; (ii) a suit filed by Adele Brody, on behalf of a class of Immunex shareholders, against us, Wyeth, all members of our board of directors and the marital community of each named individual; and (iii) a suit filed by Edwin Weiner, on behalf of a class of Immunex shareholders, against us, Wyeth, all members of our board of directors and the marital community of each named individual.

     In connection with the settlement, (i) we and Amgen agreed to reduce the termination fee payable by us or Amgen under certain circumstances set forth in the Amended and Restated Agreement and Plan of Merger by $20,000,000, (ii) we obtained an updated opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated regarding the fairness of the merger consideration from a financial point of view to be received by Immunex shareholders, and (iii) we agreed to provide certain additional disclosures regarding the merger in a Current Report on Form 8-K, which was filed with the SEC on April 30, 2002.

     Immunex is party to routine litigation incident to our business. We believe the ultimate resolution of these routine matters will not have a material adverse impact on our future financial position, liquidity and results of operations.

Note 10.  Subsequent Event
--------------------------

     On May 2, 2002, we entered into an agreement to sell our rights to the product Leukine to Schering AG Germany for approximately $380,000,000 plus additional cash consideration upon achievement of certain milestones. The closing of the sale of the Leukine business is subject to, among other things, approval of the FTC and the closing of our pending merger with Amgen Inc. (See
Note 7).

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